Exhibit 99.2
                          MAGNUM HUNTER RESOURCES, INC.
                     600 East Las Colinas Blvd., Suite 1200
                               Irving, Texas 75039

                                  June __, 1999


To:  Securities Dealers, Commercial Banks, Trust Companies, and Other Nominees

     This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the distribution by Magnum Hunter Resources, Inc. ("the Company") of warrants to purchase an aggregate of 10,512,149 shares of Common Stock, par value $.002 per share ("Common Stock") of the Company, at an exercise price of $6.50 per share of Common Stock ("Exercise Price"). The warrants are initially being distributed to all holders of record of shares of the Company's Common Stock and two classes of preferred stock as of the close of business on May 31, 1999 (the "Record Date"). The warrants are described in the enclosed Prospectus and evidenced by a Warrant Certificate registered in your name or in the name of your nominee.

     Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one warrant for every three shares of Common Stock owned by such beneficial owner. Holders of record will not receive fractional rights, but instead rights will be rounded down to the nearest full warrant.

     We are asking you to contact your clients for whom you hold shares of Common Stock registered in your name or in the name of your nominee to obtain instructions with respect to the warrants.

     Enclosed are copies of the following documents:

         1. Prospectus; and

         2. A letter from Magnum Hunter to record and beneficial stockholders.

     Your prompt action is requested. The warrants will expire at 5:00 P.M., New York City time, on July 1 , 2002, unless extended by Magnum Hunter (as it may be extended, the "Expiration Date").

     To exercise warrants, properly completed and executed Warrant Certificates and payment in full of the Exercise Price for all warrants exercised must be delivered to the Warrant Agent as indicated in the Prospectus prior to the Expiration Date.

     Additional copies of the enclosed materials may be obtained by contacting Morgan F. Johnston of the Company at (972) 401-0752.

                                         Sincerely,

                                         MAGNUM HUNTER RESOURCES, INC.


NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF MAGNUM HUNTER RESOURCES, INC., THE WARRANT AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE WARRANTS OR THE COMMON STOCK ISSUABLE UPON VALID EXERCISE OF THE WARRANTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.